Exhibit 99.1

Jabil Announces Closing of $500 Million 4.700% Senior Notes

St. Petersburg, FL — August 3, 2012 — Jabil Circuit, Inc. (NYSE:JBL) announced today the closing of its offering of $500 million 4.700% senior unsecured notes due 2022 (the “Offering”). The Offering resulted in net proceeds to the Company, after deducting underwriting discounts and estimated expenses, of approximately $493.3 million.

RBS Securities Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint book-running managers for the Offering.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and aftermarket product management services to global electronics and technology companies. Offering complete product supply chain management from facilities in 29 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact:

Beth Walters

Senior Vice President, Investor Relations & Communications

Jabil Circuit, Inc.

(727) 803-3511

beth_walters@jabil.com